FISKER AUTOMOTIVE

GENERAL TERMS AND CONDITIONS

OF PURCHASE

FISKER AUTOMOTIVE

GENERAL TERMS AND CONDITIONS OF PURCHASE

1. The Supplies and Parties Covered by the Order

(a) Supplies

These General Terms and Conditions ("Terms") apply to the purchase of the goods and/or services ("Supplies") identified in a purchase order issued by Buyer to Seller which references these Terms.

(b) Parties

Buyer and Seller are identified on the face of the purchase order.

2. The Terms of the Order

(a) Terms of the Order

The "Order" consists of the following, which are sometimes referred to collectively as the

Terms of the Order: (i) the purchase order; (ii) Material Releases (as defined in Section

3(a)) issued by Buyer to Seller under the purchase order (iii) these Terms; (iv) all other documents specifically incorporated into or otherwise made a part of the Order by Buyer and agreed to in writing by Seller; (v) Buyer's purchase policies, as revised by Buyer and agreed to in writing by Seller from time to time; (vi) the Product Manual, and: (vii) the

Supplier Quality and Logistics Manual. To the extent conflict arises between any one of the Documents, the following hierarchy shall apply: The purchase order; Material

Releases; these Terms; the Product Manual; Supplier Quality and Logistics Manual; Buyer's purchase policies.

(b) Seller's Acceptance

The purchase order is an offer by Buyer to purchase the Supplies from Seller on the Terms of the Order. The contract is formed when Seller accepts the offer of Buyer. This occurs upon the earlier of: (i) Seller beginning work or performance based on the purchase order; or (ii) Seller notifying Buyer of its acceptance of the offer in writing.

The Order is limited to and conditional upon Seller's acceptance of these Terms and other terms documented in the Order and agreed to in writing by Buyer and Seller exclusively.

(c) Seller's Terms Rejected

The Order does not constitute an acceptance of any offer or proposal made by Seller, and

Seller acknowledges that: (i) a request for quotation or similar document issued by Buyer is not an offer by Buyer; and (ii) any response by Seller to a request for quotation or similar document issued by Buyer is not an offer by Seller. Any additional or different terms proposed by Seller, whether in Seller's quotation, acknowledgement, invoice or otherwise, are unacceptable to Buyer, are expressly rejected by Buyer, and are not part of the Order. However, additional or different terms proposed by Seller shall not operate as a rejection of the Order if Seller commences work or otherwise accepts Buyer's offer, in which case the Order shall be deemed accepted by Seller without any additional or different terms or variations whatsoever. Any reference in the Order to any prior communication by Seller is solely to incorporate the description or specifications of the Supplies in such prior communication, but only to the extent that such description or specifications are not directly in conflict with the description and specifications in the Order. If the Order is determined to be an acceptance of any prior offer or proposal by

Seller, such acceptance shall be limited to the Terms of the Order.

(d) Entire Agreement

The Order is the entire agreement between the parties respecting the Supplies and when accepted, supersedes any prior agreements, negotiations or understandings of the parties respecting the Supplies, whether written or oral. No modification shall be effective unless in writing and signed by Buyer's and Seller's authorized representative. The

Order may be modified only by a writing signed by Buyer and agreed to in writing by Seller.

3. Quantity; Blanket Orders; Material Releases

(a) Releases

Unless specified differently in the Order, Seller shall deliver Supplies in strict conformance with the dates, times, quantities and delivery locations determined by Buyer and identified as firm orders in material authorization releases, manifests, broadcasts or similar releases ("Material Releases") provided such quantities and delivery times are consistent with Supplier's quoted capacities as set forth in the Order. Time, quantities and location are of the essence under the Order and Seller shall provide 100% on-time delivery of the quantities and at the times specified by Buyer. Seller shall not make any commitments for raw materials or other inventory or manufacture any Supplies in advance of the time necessary to meet Buyer's firm delivery requirements. Specific Supplier raw material and fabricated material release authorizations are defined in the Order. Buyer is not required to purchase Supplies exclusively from Seller unless the Order expressly states that it is exclusive, 100% requirements.

(b) Blanket Orders

If the Order does not specify a quantity, states zero, "blanket," "per release" or similar term, the Order is a Blanket Order. If the Order is a Blanket Order, then for consideration of $10.00 to be paid by Buyer following expiration or termination of the Order, Seller grants to Buyer an irrevocable option during the term of the Order to purchase Supplies in such quantities specified in Material Releases that are transmitted to Seller during the term of the Order, provided that Buyer shall purchase no less than a minimum quantity of at least one piece or unit of each of the Supplies and a maximum of no more than 100% of Buyer's requirements for the Supplies.

(c) Forecasts

Any estimates or forecasts of production volumes or length of program are for planning and are subject to change from time to time and shall not be binding upon Buyer or Seller.

(d) EDI

Buyer may require Seller to participate in electronic data interchange or similar inventory management program, at Seller's expense, for notification of Material Releases, shipping notices and confirmation and other information.

(e) Suspension of Performance

Buyer may at any time, by prior written notice to Seller, suspend performance of deliveries and Seller's other performance obligations for such time as it deems appropriate. Upon receiving notice of suspension, Seller shall promptly suspend deliveries and work to the extent specified, and properly care for and protect all work in progress and materials, supplies and equipment Seller has on hand for performance.

Upon Buyer's request, Seller shall promptly deliver to Buyer copies of Seller's outstanding purchase orders and subcontracts for materials, equipment and/or services\ related to performance of an Order, and shall take such action relative to such purchase orders and subcontracts as Buyer may direct. Buyer may, upon written notice, withdraw the suspension as to all or part of the suspended deliveries and work by written notice specifying the effective date and scope of withdrawal. Seller shall resume diligent performance on the specified effective date of withdrawal. In the event suspension of performance occurs for longer than 60 days, then Seller shall be entitled to recover its costs under section 14. All claims caused by suspension shall be limited to an equitable extension of time for performance as Seller's exclusive remedy must be pursued pursuant to and consistent with the Section on "Changes" or they shall be deemed waived.

4. Shipping and Delivery

(a) Buyer's Requirements

Seller shall properly pack, mark, and ship Supplies (and provide related documentation) according to the requirements specified by Buyer, the involved carriers and the country of destination. Seller shall promptly provide Buyer with, in the form required by Law and as requested by Buyer, the identity and amount of all ingredients (and any changes in the ingredients) of the Supplies. Buyer's Supplier Quality and Logistics Manual or similar documents, prepared in association with its designated assembly supplier, provides some of the specific requirements of Buyer and it will be provided separately by Buyer. Buyer may provide amendments, supplements and replacements to and/or of the current

Supplier Quality and Logistics Manual, which shall be binding on Seller when agreed to in writing by Seller.

(b) Delay in Delivery

If Seller, as a result of Seller negligence, does not comply with Buyer's delivery schedule or any other requirement of a Material Release, Buyer may, in its sole discretion: (i) approve a revised delivery schedule; (ii) require expedited or premium shipment of any of the Supplies; or (iii) cover from other sources, and adjust any quantity requirement under the Order accordingly. Seller shall be liable for all excess costs and for all other direct damages incurred by Buyer as a result of Seller's failure including: (a) additional transportation costs; (b) the direct cost of any production disruption; and (c) the direct cost of obtaining Supplies from an alternate source. Buyer's rights under this Section may be exercised at Seller's sole expense, at Buyer's sole discretion, and in addition to and without prejudice to any other right or remedy available to Buyer.

(c) Title and Risk of Loss

(i) Except for Tooling, Buyer shall take title to all Supplies upon the earlier of: (i) delivery and acceptance of the Supplies FCA Incoterms 2000 Seller's plant; or (ii) payment by Buyer of 100% of the purchase price of identified Supplies. Supplies shall be deemed identified upon fabrication, unless the Supplies are part of Seller's standard stock and sold to persons in addition to Buyer, in which case identification occurs when the Supplies are marked or otherwise designated by Seller as relating to the Order.

(ii) If the Supplies are Tooling, Buyer shall take title and risk of loss upon payment in full for the Tooling. Tooling includes fixtures, gauges, jigs, patterns, castings, cavity dies and molds, with all related software, appurtenances, accessions, and accessories purchased by Seller in anticipation of reimbursement of actual costs by Buyer.

(iii) Seller shall comply with Section 15 with respect to any Supplies to which Buyer has title but which are in the custody or control of Seller or Seller's suppliers, contractors or agents.

(iv) All shipments are at the risk of Seller until receipt by Buyer as defined by FCA Incoterms 2000 Seller's plant.

(d) Country of Origin

Seller shall promptly and reasonably furnish to Buyer all certificates of origin or domestic value-added and all other information relating to the costs and places of origin of the Supplies as may be deemed reasonably necessary by Buyer to comply fully with all customs, tariffs and other applicable Laws (as defined in Section 24). Seller shall comply with all such Laws and warrants that any such information that is supplied to Buyer is true and that all sales covered by the Order will be made at not less than fair value under the anti-dumping Laws of the countries to which the Supplies are exported.

(e) Hazardous Materials

Seller shall comply with all Laws relating to any hazardous or restricted material that is an ingredient or part of the Supplies. Seller's responsibility shall include appropriate government/country registration requirements such as REACH ("Registration, Evaluation, Authorization, and Restriction of Chemicals") and IMDS ("International Material Data System"). Seller shall give Buyer sufficient warning in writing (including appropriate labels, containers, and packing, and handling, disposal and recycling\ instructions, material safety data sheets and certificates of analysis) of any such materials.

5. Price and Payment

(a) Price

The purchase price of the Supplies is set forth in the Order. Unless otherwise stated in the Order, the purchase price: (i) is a firm fixed price for the duration of the Order and not subject to increase for any reason, including increased raw material costs, increased labor or other manufacturing costs, increased development costs, or changes in volumes or program length from those estimated or expected unless agreed to in writing by Buyer and Seller; (ii) is inclusive of all federal, state, provincial, and local taxes and any duties applicable to provision of the Supplies; and (iii) is inclusive of all storage, handling, packaging and all other expenses and charges of Seller unless otherwise stated in the Order. All prices are FCA Incoterms 2000 Seller's plant (place of shipment) unless otherwise provided in the Order.

(b) Invoices

Unless otherwise stated in the Order, invoices shall be issued on or after shipment of

Supplies to Buyer and payment shall be deemed to occur upon receipt of payment in full by Seller. All payments shall be made in the applicable currency as quoted by Seller and agreed to by Buyer in the Order.. Seller shall, at its expense, comply with Buyer's written instructions and policies with respect to the form, content and method for submission of invoices, which will be provided to Seller by Buyer.

(c) Payment Terms

Unless otherwise stated in the Order, payment terms are net 45 days after date of receipt of invoice by Buyer.

(d) Best Price

Seller warrants that the prices for the Supplies sold to Buyer are no less favorable than those that Seller currently extends to all third parties for the same or similar Supplies at similar locations under substantially similar Terms and in similar quantities. If Seller reduces its prices to third parties for the same or similar Supplies at similar locations under substantially similar Terms during the term of the Order for the Supplies, Seller shall correspondingly reduce the prices charged to Buyer.

(e) Setoff

In addition to any right of setoff or recoup provided by law, Buyer shall be entitled at any time to setoff or recoupment against sums payable by Buyer to Seller any amounts for which Buyer determines in good faith Seller is liable to Buyer or its affiliates under any Order or other agreements with Seller. Buyer may do so upon prior notice to Seller.

Buyer agrees to provide accounting of all calculations to Seller upon written request. The amounts calculated and the records maintained by Buyer shall be controlling except in the event of manifest error. In the event of Seller disagreement, the Dispute Resolution provisions of the Terms shall apply.

(f) Payment Not Acceptance

Payment for Supplies shall not constitute acceptance of non-conforming Supplies nor limit or affect any rights or remedies of Buyer.

(g) Credits

Credits or benefits resulting from the Order, including trade credits, export credits, and or the refund of duties, taxes, or fees, belong to Buyer. Seller shall provide all information and certificates (including NAFTA and other country and area certificates of origin) necessary to permit Buyer to receive these benefits or credits.

6. Non-Conforming Supplies

(a) Rejection

If, due to the negligence and/or fault of Supplier, defective or otherwise non-conforming Supplies are rejected by Buyer, the quantities under the Order are automatically reduced unless Buyer otherwise notifies Seller, and Seller shall not replace reduced quantities without a new Material Release from Buyer. Following rejection, Seller shall, without prejudice to any other right or remedy of Buyer, at Buyer's sole discretion and at Seller's expense:

(i) Accept return of the non-conforming Supplies to Seller for a refund of the full invoice price, plus payment of transportation charges for such defective or otherwise non-conforming supplies;

(ii) Replace the non-conforming Supplies with conforming

Supplies; and/or

(iii) Correct at any time prior to shipment from Buyer's plant the non-conforming Supplies.

(b) Buyer's Losses

Seller is liable for all direct damages, losses, costs, and expenses incurred by Buyer resulting from Seller's failure to deliver conforming and non-defective Supplies or to comply with the terms as set forth in the Order.

(c) Corrective Action

Promptly upon learning of defective or non-conforming Supplies, Seller shall develop, document and implement corrective actions in accordance with all applicable quality control policies and standards as defined in the Supplier Quality and Logistics Manual as provided by Buyer and agreed to in writing by Seller. Seller shall immediately notify Buyer in writing when Seller becomes aware of any ingredient, component, design or other defect in the Supplies that is or is reasonably likely to become harmful to persons or property.

7. Buyer and Industry Standards and Policies

(a) Quality Standards

Seller and Supplies shall conform to all quality control and other standards and inspection systems as established or directed by Buyer in the Supplier Quality and Logistics Manual. Buyer may provide amendments, supplements, and replacements to and/or of the current Supplier Quality and Logistics Manual, which shall be binding on Seller when agreed to in writing by Seller.

8. Changes

(a) Buyer's Changes

Buyer reserves the right to change the design, specifications, engineering level, materials, packaging, testing requirements, shipping date, or time or place of delivery, of the Supplies. Seller shall promptly make any such change as directed by Buyer, provided that the parties agree upon the feasibility and cost impact of such changes according to a documented change management process per section 8 (c).

(b) Seller's Changes

Seller shall not make any change to the Supplies except at Buyer's written instruction or with Buyer's written approval. If Seller learns of a possible change to the Supplies that may reduce costs, improve quality, or otherwise be beneficial to Buyer, Seller shall promptly inform Buyer of the possible change in writing. Seller shall maintain a process of continuous improvement in the Supplies. Seller certifies the location(s) from which it will ship the Supplies as specified in the Order. If Seller at any time intends to change such location(s), Seller must notify Buyer in writing prior to the change so that the effect of such change can be evaluated as to quality, transportation costs and leadtime, packaging methods, and other factors.

(c) Impact on Changes

Seller shall, not later than twenty working days following a request for change from Buyer or the receipt of a purchase order change, notify Buyer in writing if a change directed or approved by Buyer will affect cost or timing and provide substantiation of its claim. Buyer and Seller will negotiate in good faith and agree on an equitable price adjustment (up or down), a change in shipping or delivery terms, required tooling investment, or other appropriate adjustment prior to implementation of any change. If an adjustment is not agreed upon, Seller shall make the change and the claim shall be subject to the dispute resolution provisions of these Terms.

9. Service Parts

(a) Period and Prices

During the ten-year period after Buyer completes purchases for production, Seller shall sell to Buyer Supplies to fulfill Buyer's service and replacement requirements. All such Supplies shall be sold at the prices specified in the Order plus actual cost differentials for packaging. During the tenth year of such period, Buyer and Seller shall negotiate in good faith with regard to Seller's continued manufacture of service and replacement Supplies. Seller shall store and maintain all Tooling and other resources necessary for the production of service and replacement Supplies. If the Supplies are no longer required for Buyer's vehicle production, then the price of the Supplies for service requirements will be no greater than the last price stated in the order plus or minus: (i) any changes in the cost of materials since the Order was terminated or production ceased; (ii) a volume adjustment reflecting the actual increase in the cost per unit of producing fewer units; (iii) a set-up charge reflecting the actual cost of preparation for the production run; and (iv) any additional costs actually incurred for special packaging. The foregoing must be documented to Buyer's reasonable satisfaction, including, but not limited to, set-up detail, machine productivity, scrap allowance, labor inefficiencies and excess raw material requirements. Seller shall mark the Supplies shipped for service requirements, "Made in (country of origin)".

(b) Components

If the Supplies are systems or modules, Seller shall sell each component or part for service or replacement purposes at a price that does not, in the aggregate, exceed the system or module price specified in the Order, less assembly costs, plus any actual cost differential for packaging.

10. Warranties

(a) Express Warranties

In addition to any other express and implied warranties provided by law or otherwise, Seller warrants to Buyer that the Supplies shall:

(i) Be new and conform to Order in all respects;

(ii) Conform to all specifications, drawings, samples and other descriptions furnished by Buyer or otherwise part of the Order;

(iii) Be free from all defects in design (to the extent designed by or for Seller), workmanship and materials (with the exception of materials or components consigned by Buyer) during the warranty period and be of highest quality and workmanship;

(iv) Be selected, designed (to the extent designed by Seller), manufactured and assembled by Seller based upon Buyer's stated use and be fit and sufficient for the purposes intended by Buyer;

(v) Conform to all applicable Laws (as defined in Section 24) in countries where the Supplies (or goods into which the Supplies are incorporated) are to be sold (and Buyer shall provide a list of such countries to Seller upon written request), including without limitation, in the case of Supplies used in connection with the manufacture of motor vehicles, the National Traffic and Motor Vehicle Safety Act, United States motor vehicle safety standards and European Union Directive 2000/53/EC;

(vi) Not infringe, misappropriate or violate the Intellectual Property Rights (as defined in Section 18) of third parties;

(vii) Properly function and be suitable for use within the systems, the vehicles and the products in which they are to be assembled; and

(viii) Conform to ISO 9001 and TS 16949 and other quality standards of Buyer.

(b) Service Warranties

For all services included in Supplies, Seller further warrants that its services shall be performed in a professional and workmanlike manner, consistent with all standards and specifications established by Buyer and otherwise consistent with industry standards.

(c) Title

Seller warrants that title to all of the Supplies shall be vested in Buyer free and clear of any and all liens and encumbrances of any nature.

(d) Warranty of Continued Performance

All warranties of Seller extend to future performance of the Supplies and are not modified, waived or discharged by delivery, inspection, tests, acceptance and payment. Buyer's approval of any design, drawing, material, process or specifications shall not relieve Seller of these warranties. Seller waives any right to notice of Seller's breach.

(e) Warranty Period

The warranty period is the longest of: (i) five years from the date Buyer accepts the Supplies; (ii) the warranty period provided by applicable law; or (iii) the warranty period offered by Buyer to end-users for the vehicles and products into which the Supplies are assembled ( 50 months or 50,000 miles).

(f) Cumulative

All warranties and remedies provided by the Order are cumulative and in addition to those provided by law and shall survive testing and inspection of the Supplies by Buyer.

11. Indemnification

(a) Indemnity

Seller shall indemnify, defend and hold harmless Buyer, and its affiliates, directors, officers, shareholders, employees, customers, dealers and users of the Supplies sold by Buyer (or the products in which they are incorporated) and all of their respective agents, successors and assigns (including, as those terms are defined in Section 26, the Credit Providers, the Secured Party and their representatives), and each of their shareholders, directors, officers, employers and agents, on demand, (collectively "Indemnified Parties") from and against any and all costs, fees, penalties, damages (direct, incidental, consequential and otherwise), reasonable attorneys' fees and all other liabilities and obligations whatsoever ("Losses"), which, in whole or in part, arises from or relates to any actual or alleged:

(i) Defect or non-conformity to Buyers specifications in the Supplies;

(ii) Noncompliance by Seller with any of its representations, warranties or obligations under the Order;

(iii) Negligence or fault of Seller in connection with the design (if designed by or for Seller) or manufacture of the Supplies.

(iv) Any recall campaign, corrective service action, or other voluntary or involuntary action in which Buyer participates with respect to non conformance or defect in the Supplies or vehicles or products into which the Supplies are incorporated;

(v) Any spill, discharge or emission of hazardous wastes or substances which relates, in whole or in part, to the Supplies;

(vi) Infringement (including claims of direct or contributory infringement or inducement to infringe), misappropriation or violation of any Intellectual Property Right relating to Supplies provided by Seller;

(vii) Damages to the property of or personal injuries to Buyer, their respective agents, or any other person or entity to the extent arising from or in connection with Seller's work on the premises or Seller's use of Buyer's property; and

(viii) Challenge to Buyer's sole right, title and interest in the Tooling

(as defined below), or right to possession of the Tooling, brought or asserted by any third party, including toolmakers, subcontractors, and lending institutions, if Seller received payment for such tooling.

(ix) Changes to the Supplies which have not been approved by Buyer in writing whether or not the Supplies otherwise comply with the specifications and other obligations under the Order.

(b) Buyer's Participation

If Seller is obligated to indemnify under this Section, Buyer may at its option participate in or control the defense of any third party claim with its own counsel, at Buyer's expense. Seller's obligation to indemnify shall not be lessened or compromised in anyway, even if Buyer is alleged or is found to have contributed in part to the events giving rise to the Losses.

12. Inspection and Audit

(a) Inspection of Facility

Buyer, its third party designees or representatives of the Secured Party or DOE (as defined in Section 26) may enter Seller's and its subcontractors' facilities during Seller's normal business hours, upon reasonable notice to inspect the facility, Supplies, materials, and any of Buyer's property related to the Order. Seller shall provide, without additional charge, all approvals and reasonable facilities and assistance for any such inspection. Buyer's inspection does not constitute acceptance of any work-in-process or finished goods and does not relieve Seller of any of its responsibilities or warranties.

(b) Audit

Upon reasonable notice to Seller, either Buyer (or a third party designee of Buyer) or representatives of the Secured Party or DOE may audit Seller's or its subcontractor's production facility, Seller will promptly provide all requested information and documentation regarding and access to Seller's bill-of-material data, tooling and non confidential or proprietary process detail and samples of Supplies and components for all aspects of goods related to the Order at the facility for the purpose of verifying Seller's compliance with its obligations under the Order. Seller shall provide, without additional charge, all reasonable facilities and assistance.

(c) Financial Review

Upon reasonable notice to Seller, either Buyer (or a third party designated by Buyer) or representatives of the Secured Party or DOE may review the financial condition of Seller and its contractors and affiliates. Seller will cooperate in such review. The inspecting party shall keep confidential any nonpublic information about Seller obtained in a financial review and use such information only for purposes of the review, except as needed to enforce the Order.

(d) Buyer's Discretion

Buyer's right to conduct any inspection, audit or review under this Section or otherwise is at its sole discretion. Buyer has no obligation to Seller to conduct any inspection, audit or review. Buyer's decisions as to whether, how and when to conduct any inspection, audit or review does not modify or relieve Seller of any obligations under the Order, does not give rise to any liability of Buyer to Seller and is without prejudice to any rights or remedies available to Buyer.

13. Ethical Conduct

(a) Work Environment

Seller warrants that no child, prison, forced or involuntary labor shall be used by Seller or its subcontractors in the provision of Supplies. Seller and its subcontractors shall maintain a work place free from physical abuse and any practice in violation of local law. Seller and its subcontractors shall provide a healthy, safe work environment, wages and benefits as required by law, freedom of association and reasonable working conditions.

(b) Business Practices

Seller shall not: (i) give or offer to give any gift or benefit to Buyer's employees; (ii) solicit or accept any information, data, services, equipment or commitment from Buyer's employees unless it is: (a) required under a contract between Buyer and Seller, (b) made pursuant to a written disclosure agreement between Buyer and Seller, or (c) specifically authorized in writing by Buyer's management; (iii) solicit or accept favoritism from

Buyer's employees; (iv) enter into any outside business relationship with Buyer's employees or other suppliers without full disclosure to and prior approval of Buyer's management; or (v) provide to or accept from other suppliers any information regarding Buyer or its business. For the purposes of this Section: "employee" includes members of the employee's immediate family and household, plus any other person who is attempting to benefit from his or her relationship to the employee; "Seller" includes all employees and agents of Seller; "gift or benefit" includes money, goods, services, discounts, favors and the like in any form but excluding items with a value of $25.00 or less; "supplier" includes prospective, current and past suppliers; and "favoritism" means partiality in promoting the interest of Seller over that of other suppliers. Any breach by Seller of its obligations under this Section shall constitute a material default by Seller of every contract and Order with Buyer and may further result in Seller's debarment from doing business with Buyer. Seller shall also comply with all ethics, fair business practices, nondiscrimination and non-harassment policies of Buyer.

14. Duration, Termination and Remedies

(a) Duration

The Order shall be effective on the date specified in the Order, or if no date is specified, when accepted. Unless otherwise specifically provided in the Order:

(i) The Order shall terminate on the date specified in the Order; or, if no date is specified, one year from the effective date. The termination date is not extended by an amendment or revision to an Order which does not expressly modify the termination date.

(ii) The Order will automatically renew for successive one-year periods after the initial term unless Seller provides written notice at least 180 days prior to the end of the current term of its desire that the Order not be renewed.

(b) Termination by Buyer

In addition to any other rights of Buyer to cancel or terminate the Order, Buyer may terminate the Order in whole or in part by written notice (a "Termination Notice"), as follows:

(i) For convenience, 60 days following delivery of the Termination Notice or upon such other date specified by Buyer in writing; and

(ii) For Default, effective upon delivery of the Termination Notice or upon such other date specified by Buyer in writing. Seller shall be in "Default" if it: (i) breaches any warranty or other Term of the Order; (ii) repudiates, breaches or threatens to breach any of the terms of the Order; (iii) fails to deliver, or threatens not to deliver, Supplies in connection with the Order; (iv) fails to make progress or to meet reasonable quality requirements so as to endanger timely and proper performance of the Order; (v) Seller makes an assignment for the benefit of creditors, or proceedings in bankruptcy or insolvency are instituted by or against Seller; (vi) Seller requests accommodations from Buyer, financial or otherwise, in order to meet its obligations under the Order; or (vii) at any time in Buyer's sole judgment Seller's financial or other condition or progress on the

Order shall be such as to endanger timely performance. Termination by Buyer shall not relieve Seller of any liability under the Order except as provided in these Terms.

(c) Suspension or Termination by Seller

Seller may terminate or suspend performance under an Order only for non-payment of the purchase price for Supplies which are 30 or more days past due and material in amount, and then only if: (i) Seller first provides Buyer written notice specifying the amounts past due and Seller's intent to terminate or suspend performance under the Order if the past due amount is not paid; and (ii) Buyer, within 30 days of such notice, does not pay those past due amounts not subject to a bona fide dispute, provided that Buyer is proceeding diligently to resolve the dispute according to the Dispute Resolution provisions of these Terms Seller shall terminate or suspend under this Section by delivering a termination notice to Buyer. Seller may not suspend performance or terminate the Order for any reason except as permitted under this Section.

(d) Seller's Obligations Following Termination

Following delivery of a notice of termination, Seller shall, unless otherwise directed by Buyer and subject to its obligation to provide Transition Support as provided in Section (h) below;

(i) Terminate promptly all performance under the Order and transfer title and deliver to Buyer all finished Supplies completed prior to receipt of the Notice of Termination and following payment in full for Supplies byBuyer;

(ii) Transfer title and deliver to Buyer all work in process, and the parts and materials which Seller produced or acquired in accordance with an Order and which Seller cannot use in producing goods for itself or for others tothe extent such use is permitted following payment in full;

(iii) Verify/settle all claims by subcontractors for actual costs that are rendered unrecoverable by such termination and provided the recovery of materials in Seller's possession is ensured; and

(iv) Take actions reasonably necessary to protect property in Seller's possession in which Buyer has an interest until disposal instruction from Buyer has been received.

(v) Seller shall continue performance of an Order to the extent not terminated and shall be liable to Buyer for any excess costs for alternative products or services and other direct damages. As an alternative remedy, and in lieu of termination for default, Buyer, at its sole discretion, may elect: (i) to extend the delivery schedule; and/or (ii) to waive other deficiencies in Seller's performance; in which case an equitable reduction in an Order price shall be established by Buyer to compensate Buyer for its damages. If Seller for any reason anticipates difficulty in complying with a required delivery date, or in meeting any of the other requirements of an Order, Seller shall promptly notify Buyer in writing of the potential default, the cause thereof, and the estimated length of the anticipated default. Buyer is under no obligation to waive any default.

(e) Buyer's Obligations Following Termination

Subject to Section (g)(ii), Buyer shall pay to Seller in connection with termination only the following amounts, without duplication, in complete and final satisfaction of any liabilities relating to the Order:

(i) The purchase price for all conforming Supplies received by Buyer prior to Notice of Termination or delivered following Notice of Termination pursuant to Sections (d)(i) or (h) or at the written direction of Buyer;

(ii) Any amounts owed for Transition Support pursuant to Section (h)(iii); and

(iii) If terminated for any reason other than Default by Seller, Seller's reasonable actual cost of: (i) merchantable and useable work- in-process and the parts and materials transferred to Buyer under Section (d)(ii) above (but not to exceed the Order price of the Supplies had the work been completed); (ii)settling claims under Section (d)(iii); and (c) carrying out its obligation under Section (d)(iv).

(f) Buyer's Obligations Following Expiration

If the Order expires, Buyer shall pay to Seller, in complete and final satisfaction of any liabilities relating to the Order, only the purchase price for all conforming Supplies received by Buyer prior to expiration and all quantities listed as firm releases not otherwise purchased by Buyer, and, if applicable, any amounts owed for Transition

Support pursuant to Section (h)(iii).

(g) Limitations on Buyer's Obligations Following Termination or Expiration

(i) Buyer's obligations under Section (e) are conditioned upon Seller's furnishing to Buyer, within 60 days after the date of termination (or such shorter period as may be required by its customer), a termination claim, which will consist exclusively of the items of Buyer's obligation to Seller that are expressly permitted by this Section. Buyer may audit Seller's records before or after payment to verify amounts requested in Seller's termination claim.

(ii) Buyer has no obligation under Section (e) to make any payment for Supplies, work-in-process, parts or raw materials inventory: (i) in excess of those authorized or required under any firm Material Release; (ii) that are damaged or destroyed or that are not merchantable or useable; (iii) that are in Seller's standard stock or that are readily marketable; or (iv) that can be returned to Seller's suppliers or subcontractors for credit.

(iii) Buyer has no obligation for and will not be required to pay Seller, directly or on account of claims by Seller's subcontractors, for loss of anticipated profit, failure to realize anticipated production volumes, revenues or savings, unabsorbed overhead, interest on claims, product development and engineering costs, Tooling, facilities and equipment rearrangement costs or rental, unamortized capital or depreciation costs, or general administrative burden charges from termination or expiration of the Order, except as otherwise expressly agreed in a separate Order issued by Buyer.

(h) Transition of Supplies Following Termination or Expiration

Following expiration or termination of the Order by either party for any reason (including termination by Seller) and notwithstanding any claimed or actual breach of any obligation by Buyer, Seller shall cooperate in the transition of supply to a successor supplier, including the following, which will collectively be referred to as "Transition Support":

(i) Seller shall continue production and delivery of all Supplies as ordered by Buyer, at the prices and other terms stated in the Order, without premium or other condition, during the entire period reasonably needed by Buyer to complete the transition to the alternate supplier(s), so that Seller's action or inaction causes no interruption in Buyer's ability to obtain Supplies as needed;

(ii) At no cost to Buyer, Seller will promptly provide all requested information and documentation regarding and access to Seller's manufacturing process, including on-site inspections, bill-of-material data, tooling and process detail and samples of Supplies and components; and

(iii) Subject to Seller's actual capacity constraints, Seller shall provide special overtime production, storage and/or management of extra inventory of Supplies, extraordinary packaging and transportation and other special services as expressly requested by Buyer in writing. If the transition occurs for reasons other than Seller's termination for Default, Buyer shall, at the end of the transition period, pay the reasonable, actual cost of the assistance under this Section 14(h)(iii), provided that Seller has advised Buyer prior to incurring such amounts of its estimate of such costs. If the parties disagree on the cost of Transition Support, Buyer shall pay the agreed portion to Seller without prejudice to Seller's right to seek to recover any disputed amounts.

(i) Termination and Change of Control

Buyer may terminate an Order or Release, in whole or in part, upon reasonable written notice to Seller, if control of Seller changes. A change of control includes: (i) the sale, lease or exchange of a substantial portion of Seller's assets used for the production of the Supplies; (ii) the sale or exchange of a controlling interest in the shares or other ownership interests of Seller; or (iii) the execution of a voting or other agreement of control. Seller shall provide Buyer with written notices of a proposed and actual change of control at least ten days prior to the date the change of control is scheduled to occur and within ten days after the change of control has become effective. Buyer will have 30 days from the date the second notice from Seller is received within which to notify Seller if it decides to terminate the Order and the effective date of the termination, which will be no sooner than 30 days after the date the written notice of termination is sent.

(j) Duty to Deliver

Seller's continued holding of the Supplies, Buyer's Property or Seller's Property (as defined herein), after demand has been made by Buyer for delivery, will substantially impair their value, and Buyer shall be entitled to a court order for possession without bond. Seller shall continue to sell Supplies under an Order during any dispute with Buyer provided Buyer continues to pay Seller amounts owed in excess of any right of offset.

(k) Recall

In the event of any safety, maintenance or improvement program, general recall or similar action ("Recall") involving the Supplies which Buyer has determined do not meet requirements of the Order, whether initiated by Buyer, Seller, or any governmental agency or body, both Buyer and Seller shall use reasonable commercial efforts to reduce costs in connection with such Recall. If it shall be alleged or determined that failure of Supplies supplied by Seller to conform to Seller's warranty is a proximate cause of any Recall, Seller shall defend, indemnify and hold harmless Buyer, its affiliates, subsidiaries, directors, officers, employees, agents and other representatives from and against all expenses and costs of such Recall. All Recalls shall be at the discretion of Buyer after consultation with Seller, except as ordered by a government agency or body. Seller's obligations related to Recalls shall continue to apply after the expiration of Seller's express warranties.

(l) Cumulative and Additional Remedies

Buyer's remedies under this Section and the applicable law shall be cumulative and additional to any other or further remedies provided under the Order or by statute, law or equity, including, but not limited to, the recovery of direct damages and the entry of injunctive relief, but Buyer shall be entitled to only one full recovery of all of its damages and enforcement of all its rights.

(m) Restrictions on Waiver

A delay by Buyer in notification of a breach or making a claim shall not constitute a waiver of a breach or remedy. No waiver of a breach of any provision of the Order by Buyer shall constitute a waiver of any other breach, or of the breached provision itself. No claim or right of Buyer arising under, or related to, the Order can be discharged in whole or in part by a waiver or renunciation unless supported by additional consideration and in writing signed by Buyer.

(n) Seller's Remedy

Money damages, as limited by the Order, are Seller's exclusive remedy for breach of contract or other claim or theory. Seller may not allege breach of contract or other theory of recovery for such money damages without providing a written notice of breach, documentation supporting the claim, and a reasonable time for Buyer to cure any breach and otherwise resolve the claims.

(o) Remedial Work

If repair, sorting, inspection, or similar activities ("Remedial Work") is necessary for any rejected Supplies, then Buyer may elect either to perform the Remedial Work itself or to have a third party perform it. In either case, the reasonable cost of such Remedial Work shall be either: (i) offset against the amounts otherwise due Seller for such rejected

Supplies; or (ii) charged separately to Seller. Buyer may require that the Remedial Work be performed on the premises of Buyer or its Customer by Seller, in which case Buyer or its Customer shall provide Seller with reasonable access to its premises and otherwise assist Seller with such arrangements as are necessary to perform the Remedial Work. In performing Remedial Work or replacing rejected Supplies, Seller is responsible for segregating and sorting any applicable Supplies providing for transportation of the Supplies, supervising the segregation and removal of the Supplies, and other incidental activities, all at its sole cost. Remedial Work by Seller requires the prior written permission of Buyer and/or Buyer's Customer.

(p) Rights of the Secured Party and DOE

The Secured Party and DOE may exercise any of the Buyer's rights under this Section 14 and, subject to the provisions of Section 26, such exercise shall not result in the assumption of any of Buyer's obligations hereunder.

15. Buyer's Property

(a) Buyer's Property Defined

Buyer's Property means any tangible or intangible property to which Buyer has title.

Buyer's Property includes:

(i) As provided in Section 4(c), Supplies, together with materials and components incorporated or to be incorporated in the Supplies;

(ii) All property which is furnished by Buyer, either directly or indirectly to Seller to perform the Order;

(iii) Intellectual Property Rights and Proprietary Information of Buyer, as specified in Sections 18 and 19;

(iv) Tooling (as defined herein) and other property (including, by way of example, returnable packaging) for which Buyer has paid, and

(v) Any modifications, repairs, refurbishments, and replacements of Buyer's Property defined above.

(b) Obligations of Seller

With respect to Buyer's Property in the custody or control of Seller or Seller's suppliers, subcontractors or agents, Buyer's Property shall, at Seller's cost and risk:

(i) Be used only for the production of Supplies for Buyer.

(ii) Be kept: (i) in good working condition house, maintain, repair and replace it, except for normal wear and tear; (ii) fully insured for the benefit of Buyer; and (iii) be kept segregated from all other assets and labeled as being the property of Buyer.

(iii) Bailment; Seller shall have only temporary possession as a bailee at will. Seller shall assure that Buyer's Property is not released, relocated or delivered to any third party without the express written permission of Buyer. Seller shall promptly notify Buyer of the location of Buyer's Property if located at any place other than Seller's facility.

(iv) Buyer, DOE and the Secured Party shall have the right to enter Seller's premises to inspect Buyer's Property and all records of Seller and otherthird parties regarding Buyer's Property. Only Buyer (or Buyer's affiliates) and the Secured Party has any right, title or interest in Buyer's Property, except for Seller's limited right, subject to Buyer's sole discretion, to use Buyer's Property in the provision of Supplies. Seller shall neither create nor allow to exist any liens on Buyer's Property, and Seller shall immediately sign any documents reasonably required by Buyer to perfect all rights granted or confirmed by these Terms. Seller grants to Buyer, DOE and the Secured Party a limited and irrevocable power of attorney, coupled with an interest, to execute and record on Seller's behalf any documents with respect to Buyer's Property that Buyer, DOE or the Secured Party determines are reasonably necessary to reflect Buyer's or the Secured Party's interest in Buyer's Property.

(v) Return; Unless instructed by Buyer to the contrary, immediately upon Buyer's request or upon any bankruptcy or insolvency filing, and without payment of any kind, Seller shall return Buyer's Property, and shall comply with Buyer's instructions relating to its return, including but not limited to the method and location for its return. Seller is responsible for labor and other costs incidental to the return of Buyer's Property. Seller shall cooperate with Buyer and shall provide Buyer with access to all facilities at which Buyer's Property is located. Seller expressly waives any right to additional notice or process relating to Buyer's exercise of its rights under this Section. Seller waives, to the extent permitted by law: (i) any lien or other rights that Seller might otherwise have on any of Buyer's Property, including but not limited to molder's and builder's liens; and (ii) any objection to Buyer's repossession and removal of Buyer's Property for any or no reason, including bankruptcy or insolvency proceedings.

16. Seller's Property

(a) Definition

"Seller's Property" means all Tooling and other items that are not Buyer's Property and that are necessary for the production of Supplies are Seller's Property.

(b) Maintenance

Seller, at its expense, shall furnish, keep in good working condition capable of producing Supplies meeting all applicable specifications, and replace when necessary, all Seller's Property. Seller shall insure Seller's Property with full fire and extended coverage insurance for its replacement value. If Seller uses Seller's Property to produce goods or services similar to Supplies for other customers, including aftermarket customers, such goods or services will not incorporate any of Buyer's logos, trademarks, trade names or part numbers. Seller shall not disclose or imply in its marketing efforts that such goods or services are equivalent to those purchased by Buyer.

(c) Option to Purchase

Seller grants to Buyer an irrevocable option to take possession of and title to Seller's Property that is specific for the production of Supplies under the Order upon payment to Seller of its net book value less any amounts that Buyer has previously paid to Seller for the cost of such items. This option does not apply if Seller's Property is used to produce goods that are the standard stock of Seller or if a substantial quantity of like goods is being sold by Seller to other than Buyer.

17. Tooling

(a) Definition and Acquisition

Tooling means all Tooling, jigs, fixtures and other personal property other than capital equipment used in the manufacture of Supplies. Unless otherwise provided in this order, property of every description including all tools, equipment, material, drawings, manufacturing aids and replacements of the foregoing furnished by Buyer, either directly or indirectly, or as acquired or manufactured by Seller for use in the performance of this order, for which Seller has been 100% reimbursed by Buyer ("Special Tooling"), will be: (i) the property of Buyer; and (ii) plainly marked or otherwise adequately identified by Seller as the property of Buyer. Seller shall not purchase any Tooling for the account of Buyer or charge Buyer for any tooling except as authorized in an Order.

(b) Payment & Terms

If Buyer has agreed to compensate Seller for Tooling in an Order:

(i) The price for Tooling in the Order shall not exceed the actual costs of Tooling as verified by Buyer.. If Seller does not provide physical evidence, access and documentation, including invoices, drawings, photos, and other evidence necessary for Buyer's verification, Buyer may determine in its reasonable discretion an appropriate adjustment. Seller shall retain all cost records for a period of two years after receiving final payment for Tooling. Seller shall provide to Buyer, as requested, access to Seller's premises and all documentation relating to the Tooling prior and subsequent to payment, to inspect work performed, and to verify charges submitted by Seller against the Order.

(ii) Seller shall be entitled to receive payment only after it is completed unless otherwise provided in the Order. Tooling is not complete until Seller, at its own expense, has successfully completed all required testing (including completion of the PPAP process) and has submitted all necessary documentation required by the Order.

(iii) Payment terms for Tooling shall be specified in the Order.

(c) Warranty

If Seller is responsible for fabricating or acquiring Tooling, Seller warrants that such Tooling shall: (i) comply with any specifications provided by Buyer; and (ii) be capable of producing Supplies that satisfy the Order, including meeting any volume requirements or estimates provided and quoted by Seller as set forth in the Order during the life of the product as well as satisfying the requirements and Seller's quoted capacity as set forth in the Order for Service Parts. Time is of the essence for Seller's acquisition or fabrication of Tooling. Seller shall provide Tooling progress reports on Buyer's request and shall promptly notify Buyer in writing if it believes that the Tooling might not be completed by the completion date specified on the Order.

(d) Third Party Tool Makers

If all or part of the fabrication, modification, repair or refurbishment of Tooling will be subcontracted to a third-party toolmaker, Seller will: (i) give Buyer advance written notice of the identity of the toolmaker and the location of the Tooling;(ii) inform the toolmaker in writing that it is a bailee-at-will, through Seller, of Tooling owned by Buyer; and (iii) be solely responsible for payments to the toolmaker. Buyer has no obligation to Seller or subcontractor other than payment to Seller of the Order price according to the Terms of the Order. If a subcontractor brings an action against Seller for payment of the Tooling, Seller will not join Buyer in the action.

(e) Bailment to Subcontractors

If Seller intends to subcontract all or part of the manufacture of the Supplies to third party subcontractor and to deliver Tooling to the subcontractor's premises, Seller shall:

(i) provide Buyer with prior written notice of the identity of the subcontractor and the location of the Tooling; (ii) obtain the written permission of Buyer in advance of Seller's delivery; (iii) inform the subcontractor in writing that it is a bailee-at-will, through Seller, of Tooling owned by Buyer; and (iv) be solely responsible for payments to the subcontractor.

18. Intellectual Property

(a) Warranty of Non-Infringement

Seller warrants that the Supplies and the sale and/or use thereof (before or after incorporation into products during manufacture) do not and will not infringe, misappropriate or violate any Intellectual Property Rights. "Intellectual Property Right" means all rights arising under U.S. or foreign law relating to patent, trademark, copyright, moral rights, industrial design right, Proprietary Information (as defined in Section 19) and trade secrets or other intellectual property rights.

(b) Definitions. For purposes of this Document, "Inventions" means discoveries, developments, concepts, ideas, improvements to existing technology, designs, processes, and/or procedures. For purposes of this Document, "Embodiments" means reports, summaries, analyses, worksheets, financial data and information, drawings, renderings, specifications, documents, designs, sketches, models, prototypes, specialized tooling, notes, and other tangible work product, concepts, ideas, procedures, and original works of authorship, including interim work product, modifications and derivative works, and all similar matters, whether or not copyrightable or patentable, and also includes all records and expressions of those matters. "Documentation" shall mean, without limitation, specifications, schematics, systems documentation, digital models, charts, designs, art work, details, drawings, procedures and similar materials.

(c) Existing Components and Technologies. Consistent with the overall objective of maximum reuse of existing components, Buyer encourages Seller's use of existing technologies and off-the-shelf components. Seller shall recommend existing Seller technologies, know-how, intellectual property rights, components, parts and the like that Seller and Buyer agree are appropriate for inclusion in the Bill of Materials for the vehicle. The Seller accepts that, during the performance of the Order, Seller may use and/or apply Seller's Background Information (meaning all of the following existing prior to the date of the Order: knowledge and expertise, including, but not limited to calculation procedures, data, models, software, know-how, inventions, operation and design know-how or other Intellectual Property Rights existing prior to the date of the Order which Seller brings to bear or provides in the course of carrying out or supplying the Order, whether or not contained in documents or other materials, and whether or not in the public domain but not including common knowledge in the field at the date of the Order). The Buyer shall not obtain any ownership of such Background Information in connection with Seller's performance hereunder.

(d) Types of New Technology.

(i) Buyer and Seller anticipate that Inventions and Embodiments made, conceived, developed, discovered, or reduced to practice by Seller individually or jointly with Buyer arising from or generated during the course of performance of the services under any Order (collectively, "New Technology") will be in two primary areas: (i) design or tooling/manufacturing process improvements or modifications of general application within the industry that are not otherwise a Buyer Innovation, as defined below (any such Invention or Embodiment a "Seller Innovation"); or (ii) design and development specific to the Buyer products (including Buyer's vehicle) or that is a unique, distinct or distinguishing feature of the Buyer products (including Buyer's vehicle) (any such Invention or Embodiment a "Buyer Innovation").

(ii) Ownership of all Seller Innovations together with all Seller's Background Information is not transferred to Buyer hereunder. Any Buyer Innovation developed in the performance of an Order, whether or not they may be protected by patent, copyright or otherwise, shall be work made for hire and be the exclusive property of Buyer, and to the extent any such developments or work product do not qualify as work made for hire, Seller assigns all rights in such developments or work product to Buyer and shall execute such further documents as may be necessary to record or otherwise enforce Buyer's rights therein including patent, copyright, trademark or other Intellectual Property rights, and all related expenses shall be paid by Buyer. Seller hereby appoints Buyer as its attorney-in-fact to execute assignments of, and register all rights to, such Buyer Innovation.

(iii) Classification of New Technology. Any dispute or difference between the Parties with respect to the classification of New Technology as either a Seller Innovation or a Buyer Innovation shall first be discussed in good faith by the Parties in order to try to find an amicable solution. If no solution is found, such dispute shall be brought immediately to the attention of each Party's designee under the dispute resolution provisions of the Document.

(e) Licenses.

(i) Buyer grants Seller a revocable, worldwide, fully paid up, royalty free, non-exclusive, non-sublicensable, non-assignable (except in connection with the sale by Seller of all or substantially all of its business to which such Buyer Innovation(s) pertain(s)) right and license to use, make, have made, and import Buyer Innovations and associated Documentation, solely for the purposes of component manufacturing on behalf of Buyer;

(ii) Seller grants Buyer an irrevocable, perpetual, worldwide, fully paid up, royalty free, non-exclusive, sublicensable (through multiple tiers), assignable right and license to use, reproduce, distribute, display, prepare derivative works, make, have made, import, sell, offer for sale, distribute, and modify Seller Innovations and associated Documentation for any purpose in connection with Buyer's or its successors' or assigns' vehicle development and commercialization programs or the use of the Supplies delivered under any Order;

(iii) Seller grants Buyer an irrevocable, perpetual, worldwide, fully paid up, royalty-bearing, non-exclusive, assignable right and license to use, reproduce, distribute, display, prepare derivative works, make, have made, import, sell, offer for sale, distribute, license and sublicense (through multiple tiers) Seller's Background Information or other Seller Intellectual Property provided under, arising from or reasonably necessary for use in connection with any Order or the Supplies provided under or in connection with any Order and associated Documentation for any purpose in connection with Buyer's or its successors' or assigns' vehicle development and commercialization programs or the use of the Supplies delivered under any Order provided that, in connection with any sublicense to Buyer's production suppliers (i) such sub-license is only for use in connection with the Order or the Supplies and (ii) the name of the sub-licensee, are given to Seller upon written request.

(f) Restriction on Use of Buyer's Intellectual Property

Seller shall not manufacture or provide, or offer to manufacture or provide, any goods or services that are based in whole or in part upon inventions, confidential or Proprietary Information (as defined in Section 19) of Buyer or Intellectual Property Rights of Buyer, whether for its own purposes (other than to satisfy its obligations under Order), or any other third parties, without Buyer's prior written consent.

(g) Subcontractor Obligations

Seller shall ensure that the terms of its contracts with its subcontractors and employees are consistent with the terms of this Section.

19. Proprietary Information

(a) Buyer's Information

Any information or knowledge clearly marked to be confidential which Buyer may have disclosed or may hereafter disclose to Seller in connection with the Order (including but not limited to the terms of the Order) and any and all services to be rendered and/or work to be performed pursuant to the Order is and shall be deemed confidential and proprietary information (collectively, "Proprietary Information") of Buyer. Seller shall not, without authorization in writing from Buyer, use (except as necessary to the performance of the Order), communicate or disclose the confidential and proprietary information of Buyer or use such information for any purpose other than to perform its obligations under the Order. Seller shall safeguard the confidential and proprietary information of Buyer by using reasonable efforts, and in any event no less effort than Seller uses in the protection of its own proprietary information of a similar nature, to prevent its disclosure to third parties. Seller shall cause its employees, "contractors", officers, directors, agents and representatives to be bound by and comply with the foregoing restrictions regarding the use or disclosure of such confidential and proprietary information. Seller shall not assert any claims with respect to any technical information which Seller shall have disclosed or may hereafter disclose to Buyer in connection with the Supplies.

(b) Limitations on Buyer's Information

The restrictions and obligations of Section 19(a) do not apply to information that: (i) is already publicly known at the time of its disclosure by Buyer; (ii) after disclosure by Buyer becomes publicly known through no fault of Seller; or (iii) Seller can establish by written documentation was properly in its possession prior to disclosure by Buyer or was independently developed by Seller without use of or reference to Buyer's information. Notwithstanding anything to the contrary in these Terms, any confidentiality or nondisclosure agreement between the parties that predates the Order will remain in effect except as expressly modified by the Order, and to the extent of a conflict between the express terms of such an agreement and this Section, the terms of that agreement will control.

(c) Ownership

All documents containing proprietary information relating to the Supplies produced or acquired by Seller under an Order shall belong to Buyer and Seller shall execute documents confirming ownership to Buyer. All drawings, know-how, and confidential information supplied to Seller by Buyer and all rights therein will remain the property of Buyer and shall be kept confidential by Seller.

(d) Return

Seller shall, within five business days of Buyer's request or the expiration or termination of Order, return all confidential and proprietary information (including all copies, notes and/or extracts thereof).

20. Insurance; Waiver of Liens

(a) Insurance

Seller shall furnish an insurance carrier's certificate showing that Seller has adequate insurance coverage in the following minimum amounts: workmen's compensation - statutory limits for jurisdictions in which work is to be performed; employer's liability - $1,000,000; general liability including premises, operations, independent contractors, and contractual liability $10,000,000 single limit; owned and non-owned automotive liability - bodily injury $5,000,000 per person and $10,000,000 per occurrence; professional liability if professional services are included in Suppliers - $5,000,000; and broad form property damage on premises and in transit - $5,000,000; and products and completed operations - $10,000,000. Seller waives subrogation against Buyer. All policies must provide primary non-contributory coverage. Deductibles and co-insurance obligations of Seller shall be limited to 1% of the amount of the coverages and shall be paid by Seller. All policies shall be issued by an insurer with an AM Best rating of A- or better licensed to do business in the state, province, and country where Buyer shall use and sell the Supplies. Liability coverage shall include products, completed operations and (if available) recall. Buyer, each Credit Provider and the Secured Party shall be named as an additional insured under the policies and the acts of Seller contrary to policy provisions shall not be attributable to Buyer, any Credit Provider or the Secured Party. Seller shall furnish to Buyer a Certificate of Insurance completed by its insurance carrier(s) certifying that the required insurance coverages are in effect and will not be voided, canceled or materially changes until 30 days after prior written notice has been delivered to Buyer and the Secured Party. The certificate must set forth the amount of each coverage, number of policy, date of expiration and buyers as an additional insured. If Seller is a self-insurer of works compensation liability, Seller shall furnish Buyer a certificate of the Department of Labor, or similarly government authority of the jurisdiction in which any labor is to be performed approving the self-insurance. The purchase of such insurance coverage or the furnishing of a certificate shall not be a satisfaction of Seller's liability hereunder, or in any way modify Seller's obligation to indemnify Buyer.

(b) Waiver of Lien

Seller hereby waives all mechanics' liens and claims and agrees that non shall be filed or maintained against Buyer's premises or Supplies on account of any Supplies and shall cause all its subcontractors, material men and suppliers (and subcontractors of such parties) to provide similar waivers and agreements in form satisfactory to Buyer.

21. Excusable Delay

(a) Excused Performance

Any delay or failure of either party to perform its obligations will be excused for up to 30 days if and to the extent that the party is unable to perform due to an event or occurrence beyond its reasonable control and without its fault or negligence, such as: acts of God; restrictions, prohibitions, priorities or allocations imposed or actions taken by a governmental authority; embargoes; fires; explosions; natural disasters; riots; wars; sabotage; or court injunction or order (collectively "Excusable Delay"). However, in no event will Seller's performance be excused by: (i) the change in cost or availability of materials, components or services based on market conditions, supplier actions, labor disruptions or contract disputes; (ii) Seller's financial distress; or (iii) any labor strike or other labor disruption applicable to Seller or to any of its subcontractors or suppliers. At the end of the 30 days, Buyer may terminate the Order as a termination for convenience.

(b) Notice

Seller shall immediately give written notice to Buyer of any event or occurrence that is likely to delay or actually delays Seller's performance under the Order. Such notice shall include all relevant information with respect to such threat, including the possible duration and impact of a delay. In addition, Seller shall notify Buyer in writing: (i) at least six months prior to the expiration of any labor contract or collective agreement; and (ii) as soon as Seller becomes aware of any actual or threatened labor strike or other labor disruption; in each case as may be applicable to Seller or to any of its subcontractors or suppliers that are engaged in manufacturing or providing goods or services to Seller in connection with Seller's obligations under the Order.

(c) Mitigation

Seller, at its expense, shall use its best efforts to mitigate any adverse effects or costs to Buyer due to any actual or likely delay, including: (i) the implementation of a production contingency plan; and (ii) upon Buyer's express written authorization, increasing Seller's inventory of Supplies to a level sufficient to sustain deliveries during such delay. Seller shall notify Buyer immediately of any actual or potential labor dispute that delaying or threatening to delay timely performance of the Order, and will include all relevant information to Buyer. Seller shall notify Buyer in writing six months in advance of the expiration of any labor contract. Prior to the expiration of any labor contract of Seller, Seller shall establish, at its expense, a 40-working day inventory of Supplies in a neutral warehouse site at least 50 miles from Seller's manufacturing locations. Such supply of Supplies shall be in place at least ten working days prior to the expiration of any labor contract.

(d) Buyer's Rights

During any delay or failure to perform by Seller, Buyer may at its option and at Seller's expense: (i) purchase Supplies from other sources and reduce its schedules to Seller by such quantities, without liability to Seller; (ii) require Seller to deliver to Buyer at Buyer's expense all finished goods, work in process and parts and materials produced or acquired for work under the Order; or (iii) have Seller provide Supplies from other sources in quantities and at a time requested by Buyer and at the price set forth in the Order. In addition, Seller at its expense shall take all necessary actions to ensure the supply of Supplies to Buyer for a period of at least 40 days during any anticipated labor disruption or resulting from the expiration of Seller's labor contracts.

22. Buyer's Liability

(a) Limitation of Liability

Buyer's sole liability and Seller's exclusive remedies under the Order (including its termination, expiration or cancellation) is to pay for the Supplies in accordance with Section 4(c) and to pay the specific termination related amounts described in Sections 14(e) and 14(h).

(b) Excluded Liabilities

In no event shall either party be liable for anticipated profits, interest, penalties or incidental, consequential, punitive, multiple, or exemplary damages or liabilities in connection with Order, whether for breach of contract, late payment, property damage, personal injury, illness, or death or otherwise.

23. Limitation on Assignment and Subcontracting

(a) Limited Assignment

The Order is issued to Seller, in reliance upon its personal performance of the obligations. Without prior written consent and at Buyer's sole discretion, which shall not be unreasonably withheld, Seller may not: (i) assign the Order or delegate the performance of its duties hereunder.

(b) Liability for Seller's Subcontractors

Seller shall ensure that the terms of its contracts with its sub-suppliers and subcontractors provide Buyer with all of the rights specified in the Order.

(c) Retention of Seller's Liability

Any subcontracting, assignment or delegation does not relieve Seller of any responsibility under the Order.

24. Compliance with Laws

Seller shall comply with all applicable laws, rules, regulations, ordinances or other requirements of any national, state, provincial, local, multi-national or international body (collectively "Laws") relating to the manufacture, sale, delivery and use of the Supplies. Upon written request, Seller will submit to Buyer evidence of such compliance.

25. Foreign Purchases

The following applies to all transactions involving Supplies to be imported into the country in which Seller's place of final delivery is located:

(a) Buyer's Importation Rights

Buyer shall not be a party to the importation of the Supplies, the transaction(s) represented by an Order will be consummated subsequent to importation, and Seller will neither cause nor permit Buyer's name to be shown as "Importer of Record" on any customs declaration.

(b) Customs Forms

Upon request and where applicable, Seller shall provide Buyer and/or its designee all properly executed customs forms required by law for export and import of the Supplies. Upon request, Seller shall furnish promptly all documents required for customs drawback purposes, properly completed in accordance with government regulations applicable thereto. Unless otherwise stated in the Order, all customs drawback will be credited to Buyer.

(c) Other Certificates

Upon request, Seller shall furnish promptly to Buyer certificates of local value added and certificates of origin in accordance with applicable government regulations.

(d) Duties and Drawback Rights

The price for goods includes, and Buyer shall own, all related export and import customs duties and import drawback rights, if any, including rights developed by substitution and rights that may be acquired from Seller's supplier(s) that Seller can transfer to Buyer. Buyer shall include such provisions in all its subcontracts.

26. Buyer Financing

(a) Security Interest

Buyer intends to assign as collateral, and grant a security interest in, all of Buyer's rights under the Order and all Buyer's Property to (i) the United States Department of Energy ("DOE") and the Federal Financing Bank ("FFB"), acting pursuant to the Advanced Technology Vehicles Manufacturing Incentive Program ("ATVM") administered by DOE, or (ii) a collateral agent or common security representative (who has been so designated by DOE with notice of such designation having been provided to Seller by, or on behalf of, DOE) acting for DOE, FFB, and certain other credit providers (DOE or, if a designation has occurred pursuant to clause (ii) above, such collateral agent or common security representative, the "Secured Party") to secure certain loans and other credit extensions to be made from time to time by DOE, FFB or certain other lenders (DOE, FFB and such other lenders, collectively, the "Credit Providers") to Buyer. This collateral assignment shall not in any way affect Buyer's duty to Seller to perform Buyer's obligations under the Order. Seller acknowledges and consents to this collateral assignment and agrees to execute such additional consents and waivers as the Secured Party (or its representative) may reasonably request in order to evidence and perfect the Secured Party's lien. Seller also agrees to notify the Secured Party prior to exercising any right it might have to suspend or terminate this Order because of acts of Buyer and provide the Secured Party a reasonable period to cure [(such period to be in any event a period of not less than 60 days after the Secured Party receives notice of Seller's intended suspension or termination)] the non-performance permitting the Seller to suspend or terminate the Order. Seller agrees to accept performance or cure by a Credit Provider, the Secured Party (or their representatives) as performance or cure by Buyer and satisfaction by Buyer of its obligations under the Order. Notwithstanding any such cure, neither the Credit Providers, the Secured Party or their representatives will be deemed to have assumed any of Buyer's obligations under the Order unless such person expressly agrees in writing with the Seller to do so. Seller acknowledges that the Secured Party is a third party beneficiary of Seller's obligations under the Order and shall permit DOE or the Secured Party (or their representatives) to exercise the same inspection rights and access to Buyer's Property as are available to Buyer under Section 15(b) as well as to exercise all of the other rights of Buyer under the Order. DOE and the Secured Party (or their representatives) and Buyer shall each be entitled to exercise all rights of Buyer under the Order unless the Secured Party notifies Seller that such rights may only be exercised by DOE, the Secured Party and their representatives. Should the Secured Party (or its representative) exercise its right to foreclose upon its security interest in the Order, it may transfer all of Buyer's rights and obligations under the Order and any of Buyer's Property to any third party.

(b) Notices to Secured Party

Seller shall deliver any notices required to be given to the Secured Party pursuant to Section 26(a) and Section 28 to: Advance Technology Vehicles Manufacturing Loan Program, United States Department of Energy, 1000 Independence Avenue, SW, Washington, DC 20585, Attention: Director ATVM Program, or such other address as the Secured Party may advise Seller from time to time.

27. Miscellaneous

(a) Jurisdiction and Applicable Law

The Order shall be interpreted and enforced in accordance with the laws of the State of California and of the United States of America, exclusive of the choice of law rules thereof. The state courts of California in Orange County, California or the federal courts in the district including Orange County shall have exclusive jurisdiction and venue over any lawsuit arising out of or related to the Goods or Order. The United Nations Convention on the International Sale of Goods shall not apply.

(b) Waiver

Either party's failure to insist on the performance by the other party of any term or failure to exercise any right or remedy reserved in the Order, or either party's waiver of any breach or default hereunder by the other party shall not, thereafter, waive any other terms, conditions, rights, remedies, breaches or defaults, whether of the same or a similar type or not.

(c) Severability

If any provision of the Order, or portion of any provision, is declared or found to be unenforceable, the balance of the Order or such provision shall be interpreted and enforced to the greatest extent possible as if the unenforceable provision or portion had never been a part hereof. In particular, if any interest rate provided for herein is higher than that permitted by applicable law it shall automatically be amended to the highest legal rate.

(d) Survival

The obligations of Seller to Buyer survive termination of the Order, except as otherwise provided in the Order.

(e) Interpretation

No provision may be construed against Buyer as the drafting party. Section headings are for convenience or reference only, and do not affect the meaning of the Order.

(f) No Publicity

Seller shall not advertise, publish or disclose to any third party (other than to Seller's professional advisors on a confidential and need-to-know basis) in any manner the fact that Seller has contracted to furnish Buyer the Supplies covered by the Order or any terms of the Order (including prices), or use any trademarks or trade names of Buyer in any press release, advertising or promotional materials, without first obtaining Buyer's written consent.

(g) Relationship of Parties

Seller and Buyer are independent contracting parties and nothing in the Order shall make either party the employee, agent or legal representative of the other for any purpose. The Order does not grant either party any authority to assume or to create any obligation on behalf of or in the name of the other. Seller shall be solely responsible for all employment and income taxes, insurance premiums, charges and other expenses it incurs in connection with its performance of the Order, except as expressly provided in a written agreement signed by Buyer. All employees and agents of Seller or its respective contractors are employees or agents solely of Seller or such contractors, and not of Buyer, and are not entitled to employee benefits or other rights accorded to Buyer's employees. Buyer is not responsible for any obligation with respect to employees or agents of Seller or its subcontractors.

(h) Conflict of Interest

Seller represents and warrants that its performance of the Order will not in any way conflict with any continuing interests or obligations of Seller or its employees or contractors. Seller further warrants that while the Order is in effect, Seller and those of its employees and contractors participating in the performance of the Order will refrain from any activities which could reasonably be expected to present a conflict of interest with respect to Seller's relationship with Buyer or its performance of the Order.

28. Dispute Resolution

(a) Negotiation Process

(i) Before the filing of any claim in any court, a party will serve on the other party to the Terms (a) written notice of the claim, specifying the exact amount claimed and the provision of the Terms or other authority for the claim; and (b) a copy of all supporting documents.

(ii) Within 10 business days after service, the responding party will serve on the serving party (a) a written response, setting out its position and specifying the Terms or other provisions relied on; and (b) a copy of all supporting documents.

(iii) Within 5 business days after service of the response, the parties will meet to discuss resolution of the claim. Each party may bring up to three people to this negotiation, at least one of whom is a corporate officer who is not involved in the performance of this Agreement. The written claim notice and response and the documents produced, but not the subsequent discussion, are admissible in any subsequent proceeding.

(iv) Copies of all notices and other documentation to be delivered to any party shall also be provided to the Secured Party in the manner provided in Section 26(b) and the Secured Party shall be allowed to have a representative participate in any discussions or negotiations related to the claim.